                                                                     Exhibit 4.4
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                                                            EXECUTION COPY
                                                            --------------

                        WAIVER OF RIGHTS AND AMENDMENT
                         UNDER STOCKHOLDERS AGREEMENT


     This Waiver of Rights and Amendment under Stockholders Agreement ("Waiver of Rights") is made and entered into as of December 11, 1996, by and among Physicians Quality Care, Inc., a Delaware corporation (the "Company"), and each of the undersigned parties (the "Majority Stockholders"). Capitalized terms not defined herein shall have the meanings set forth in the Stockholders Agreement (as hereinafter defined).

     WHEREAS, the Company and the Majority Stockholders, along with certain other holders of the Company's securities, are parties to a Stockholders Agreement dated as of August 30, 1996, as amended and in effect from time to time (the "Stockholders Agreement");

     WHEREAS, the Majority Stockholders collectively hold a majority of all Shares currently outstanding and subject to the Stockholders Agreement and collectively hold a majority of the Non-Bain Investor Shares currently outstanding and subject to the Stockholders Agreement;

     WHEREAS, each of the physicians listed on Exhibit A (the "Non-Retiree
                                               ---------
Flagship Physicians") are becoming parties to the Stockholders Agreement for all purposes by executing an Instrument of Joinder to Stockholders Agreement dated as of even date herewith; and

     WHEREAS, pursuant to the provisions of Section 12.2 of the Stockholders Agreement, the Company and the Majority Stockholders desire to waive certain of the Company's rights under the Stockholders Agreement as set forth below.

     NOW, THEREFORE, the parties to this Waiver of Rights agree as follows:

1. As applied to each of the Non-Retiree Flagship Physicians, Section 5.1.1. of the Stockholders Agreement is hereby amended to read in its entirety as follows:

               5.1.1.   Termination by the Company Without Cause.  If such
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          termination is the result of termination of such holder's employment by the Company, its Subsidiaries or any Affiliate thereof without Cause or as a result of the death or Disability (as defined in such holder's written employment agreement with the Company, its Subsidiary or its Affiliate, as applicable (the "Employment Agreement")) of such holder, the Company (or its designee), upon written notice delivered within 90 days of termination, may purchase all or any portion of the

          Shares, Warrants and Options then held by the applicable Call Stockholder Group at a price equal to the Fair Market Value of such securities; provided, however, that upon termination of the employment
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          by the Company, its Subsidiary or any Affiliate thereof of a holder of
          Physician Shares as a result of a Disability of such Physician Stockholder, the Company shall have no right to purchase all or any portion of the Shares, Warrants and Options then held by the applicable Call Stockholder Group for such period of time, if any, as such Physician Stockholder is in all respects a Qualified Holder with a Total Disability, as hereafter defined.

                    5.1.1.1. It shall be the responsibility of such Physician Stockholder or his/her legal guardian, if any, to notify the Company in writing within 30 days of termination of employment as a result of Total Disability that such Physician Stockholder should be considered a Qualified Holder with a Total Disability and the failure of the Physician Stockholder or his/her legal guardian to do so in a timely
          manner shall be determinative of the matter.   Following said notice,
          the Physician Stockholder (in the case of seeking such qualification pursuant to Section 5.1.1.3(d)(i), upon the Company's request, or in the case of seeking such qualification pursuant to Section 5.1.1.3(d)(ii), upon the request of the NMA Board (as defined below in Section 5.1.1.3(d)(ii)) shall submit to the examination and testing of up to three physicians selected by the Company or the NMA Board, respectively. In order for the Physician Stockholder to be medically certified as having a Total Disability hereunder pursuant to Section 5.1.1.3(d)(i), each of the physicians so selected must conclude that the Physician Stockholder has a Total Disability in accordance with
          Section 5.1.1.3(d)(i) hereof. In the case of Physician Stockholders who qualify as Totally Disabled hereunder pursuant to Section 5.1.1.3(d)(i), the Company may require the Physician Stockholder to be recertified quarterly thereafter by up to three physicians and the Physician Stockholder shall be recertified only by unanimous determination of the physicians selected by the Company. In the case of Physician Stockholders who qualify as Totally Disabled hereunder pursuant to Section 5.1.1.3(d)(ii), the NMA Board may require the Physician Stockholder to be examined by a physician from time to time as the NMA Board determines appropriate but in no event more frequently than annually. If the Physician Stockholder shall fail to submit to any medical examination or testing requested by the Company or the NMA Board hereunder, the Physician Stockholder shall cease to be a Qualified Holder with a Total Disability.

                    5.1.1.2. A Physician Stockholder shall notify the Company in writing immediately if the Physician Stockholder ceases, in any respect, to be a Qualified Holder with a Total Disability in accordance with Section 5.1.1.3(c) hereof. Any Physician Stockholder who is determined to be a Qualified Holder with a Total Disability hereunder shall no longer qualify as such in the event that the Physician Stockholder ceases to meet in full all of the criteria set forth in Section 5.1.1.3(c) hereof. The date on which the Company determines, and provides notice of such determination to the Physician Stockholder, that such Physician Stockholder ceases to be a Qualified Holder with a Total Disability shall be the "Disqualification Date". In the event a Physician Stockholder ceases to be certified or recertified as having a Total Disability or otherwise ceases to be a Qualified Holder with a Total Disability, the Physician Stockholder shall be treated for purposes of this Agreement as being terminated for Cause as of the Disqualification Date.

                    5.1.1.3.  Definitions.  For purposes of this Agreement, the
                              -----------
          following definitions shall apply:

                    (a) "Basic Activities of Daily Living" shall mean bathing, dressing, toileting, continence, eating and the ability to move from a sitting to a lying position and vice versa.

                    (b) "Cognitive Impairment" shall mean confusion or disorientation resulting from a deterioration or loss of intellectual capacity as a result of Alzheimer's disease, senility or other irreversible dementia, which deterioration or loss is capable of being diagnosed, and is diagnosed, by standardized testing or instruments.

                    (c) A "Qualified Holder with a Total Disability" shall mean a Physician Stockholder who (i) is Totally Disabled in accordance with
          Section 5.1.1.3 (d) hereof; (ii) is in compliance with and intends to remain in compliance with all of his/her obligations under the Employment Agreement (including without limitation the restrictive covenants), excluding only the Physician Stockholder's obligation to provide services thereunder; and (iii) is not working in any capacity, with or without compensation, whether as an employee, partner, independent contractor or otherwise.

                    (d) A Physician Stockholder shall be certified as having a "Total Disability" by a physician selected by the Company hereunder only if (i) the Physician Stockholder (A) is unable to perform three or more of the Basic Activities of Daily Living without substantial human physical assistance and/or constant supervision or is suffering from a Cognitive Impairment and (B) is unable to work in any capacity, or (ii) in the event that (after having been examined in accordance with the requirements of and followed the procedures set forth in
          Section 5.1.1.1 above) the Physician Stockholder fails to be certified as having a Total Disability pursuant to Section 5.1.1.3(d)(i), (A) the Physician Stockholder appeals to the National Medical Advisory Board of the Company (the "NMA Board"), and the NMA Board (by vote of the majority of all its members) certifies in its sole discretion that the Physician Stockholder is permanently disabled and is not able to contribute meaningfully as a member of the medical profession, and that such determination will not unfairly and adversely affect the other physician employees of the Company or its Subsidiaries or Affiliates and (B) the NMA Board (by vote of the majority of all its members) has not subsequently revoked such certification.

2.   MISCELLANEOUS.

     2.1.  Authority; Effect.  Each party hereto represents and warrants to
           -----------------
          and agrees with each other party that the execution and delivery of this Waiver of Rights and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. Except to the extent specifically amended hereby, the provisions of the Stockholders Agreement shall remain unmodified and the provisions of the Stockholders Agreement are hereby confirmed as being in full force and effect. This Waiver of Rights does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.


     2.2.  Notices.  Notices and other communications provided for in this
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          Waiver of Rights shall be given as directed in Section 14.2 of the
          Stockholders Agreement.

     2.3.  Binding Effect, etc.  This Waiver of Rights constitutes the entire
           -------------------
          agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

     2.4.  Descriptive Headings.  The descriptive headings of this Waiver of
           --------------------
          Rights are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

     2.5.  Counterparts.  This Waiver of Rights may be executed in multiple
           ------------
          counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     2.6.  Severability.  If in any judicial proceedings a court shall refuse
           ------------
          to enforce any provision of this Waiver of Rights, then such unenforceable provision shall be deemed eliminated from this Waiver of Rights for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Waiver of Rights be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

     2.7.  Governing Law.  Except to the extent that any provision of this
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          Waiver of Rights is contrary to any mandatory provision of the General
          Corporation Law of the State of Delaware (in which case such mandatory statutory provision shall apply), this Waiver of Rights shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.



                    [Balance of this page intentionally left blank.]

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Waiver of Rights (or caused this Waiver of Rights to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.


THE COMPANY:             PHYSICIANS QUALITY CARE, INC.


                         By:     /s/ Jerilyn P. Asher
                             ---------------------------------------------
                             Name: Jerilyn P. Asher
                             Title: Chief Executive Officer and President


MAJORITY STOCKHOLDERS:   BAIN CAPITAL FUND V, L.P.

                         By Bain Capital Partners V, L.P., a
                               Delaware limited partnership,
                               its general partner

                         By Bain Capital Investors V, Inc., its
                               general partner


                        By /s/
                           --------------------------------------------------
                           Title: Managing Director



                         BAIN CAPITAL FUND V-B, L.P.

                         By Bain Capital Partners V, L.P., a
                               Delaware limited partnership,
                               its general partner

                         By Bain Capital Investors V, Inc., its
                               general partner


                         By  /s/
                         ----------------------------------------------------
                         Title:  Managing Director

                         BCIP Associates


                         By  /s/
                           --------------------------------------------------
                              Title: a general partner


                         BCIP TRUST ASSOCIATES, L.P.


                         By  /s/
                           -----------------------------------------------
                             Title: a general partner



                            /s/ Jerilyn P. Asher
                          ------------------------------------------------
                         Jerilyn P. Asher, as an individual



                            /s/ Jay Greenberg
                          -----------------------------------------------
                         Jay Greenberg, as an individual



                            /s/ Arlan Fuller, Jr., M.D.
                          ----------------------------------------------
                         Arlan Fuller, Jr., M.D., as an individual



                            /s/ Thomas M. Zizic, M.D.
                          --------------------------------------------
                         Thomas M. Zizic, M.D., as an individual

Exhibit A -- Non-Retiree Flagship Physicians
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Charles S. Angell, M.D.
John Aucott, M.D.
David C. Barnes, M.D.
Nancy K. Barnett, M.D.
Barbara L. Bean, M.D.
Marshall S. Bedine, M.D.
Richard Berg, M.D.
Peter C. Belitsos, M.D.
Lauren L. Bogue, M.D.
Joyce Burd, M.D.
Nicholas Capozzoli, M.D.
Michael R. Clemmens, M.D.
Enser W. Cole, III, M.D.
Alan M. Davick, M.D.
Timothy F. Doran, M.D.
Barbara A. Duffy, M.D.
Ira Fine, M.D.
Dwight N. Fortier, M.D.
Dana H. Frank, M.D.
Allen M. Friedman, M.D.
Neil Friedman, M.D.
Peter R. Graze, M.D.
Andre Gvozden, M.D.
Faith Hackett, M.D.
Dennis L. Headings, M.D.
Katherine S. Koch, M.D.
S. David Krimins, M.D.
Timothy L. Krohe, M.D.
Alan M. Lake, M.D.
Marshall A. Levine, M.D.
Samuel M. Libber, M.D.
Ann C. Massey, M.D.
Susan M. Molinaro, M.D.
Laura Mumford, M.D.
Mary M. Newman, M.D.
Alan Rosen, M.D.
Saul D. Roskes, M.D.
Michael Rudikoff, M.D.
Peter Schilder, M.D.
Jeffrey Schmidlein, M.D.
Kenneth C. Schuberth, M.D.
Eric J. Seifter, M.D.
Stuart Selonick, M.D.
Stanley P. Watkins, M.D.
Stanley R. Weimer, M.D.
Julia Wen, M.D.
Milan Wister, M.D.
Robert A. Wood, M.D.